EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Reliance Steel & Aluminum Co. 1994 Incentive and Non-Qualified Stock Option Plan, as amended, of our report dated February 10, 2004, with respect to the consolidated financial statements and schedule of Reliance Steel & Aluminum Co. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

Los Angeles, California
March 11, 2004